Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Announces Results for First Quarter of Fiscal 2010
Company Provides Outlook for Fiscal Year
LOS ANGELES, CA (February 10, 2010) — Rentech, Inc. (NYSE AMEX: RTK) today announced results for its fiscal 2010 first quarter ended December 31, 2009 and provided guidance for the fiscal year.
For the first quarter of fiscal year 2010, Rentech reported revenue of $27.1 million, compared to $50.8 million for the comparable quarter in the prior year. The decrease reflects significantly lower fertilizer prices due to substantial declines in natural gas prices and weak economic conditions. The Company believes that fundamental factors should positively impact revenue during the fiscal year at the nitrogen fertilizer facility owned by the Company’s subsidiary, Rentech Energy Midwest Corporation (REMC). REMC is favorably located within the Corn Belt region and should benefit from factors including strong forecasts for corn acreage and the recent changes to the EPA’s Renewable Fuels Standard, which will increase the volume of renewable fuels, such as corn ethanol, required to be blended into transportation fuel.
The Company is currently projecting REMC’s fiscal year 2010 operating income to be well in excess of $20 million and REMC’s EBITDA to be well in excess of $30 million, based on the fact that a sizeable portion of REMC’s planned deliveries for the year have already been sold at fixed prices, and the strengthening demand for fertilizer products. EBITDA is a non-GAAP measure. Further explanation of this non-GAAP measure and a reconciliation of REMC’s projected 2010 EBITDA to operating income have been included below in this press release.
Rentech continues to project that its fiscal year 2010 budgeted activities are fully financed. Budgeted activities for the fiscal year include the current phase of development (pre-front-end engineering and design work, such as permitting) for the Company’s Rialto and Natchez Projects, operation of the Product Demonstration Unit (PDU), continued research and development of the Rentech technologies and funding of general working capital needs.
Operating loss for REMC was $2.0 million for the first quarter of fiscal year 2010, compared to operating income of $12.7 million in the comparable period last year. The reduction was primarily due to lower sales prices, turnaround expenses of $4.0 million and additional repair expenses, which were partially offset by lower natural gas prices. Turnaround expenses represent the cost of shutting the plant down in October 2009 for scheduled maintenance, typically done every two years.
Selling, general and administrative expenses for the Company were $7.1 million for the first quarter of fiscal year 2010, compared to $6.0 million in the comparable period last year. The increase reflected the acquisition of SilvaGas Corporation and the retention of its key employees, additional employees brought on to advance the Company’s renewable energy project development and licensing activities, an increase in non-cash compensation expense, and legal expenses related to financing activities. Research and development (R&D) expenses for the Company for the first quarter of fiscal year 2010 were $3.8 million, down from $5.4 million in the comparable period last year. Prior period R&D expenses included PDU start-up costs, as the facility came online during the second half of 2008. Current period R&D expenses were for operation of the PDU and for work on catalyst and process improvements.
Rentech, Inc., 10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Rentech reported a net loss of $15.5 million, or $0.07 per share, which included $0.02 per share of expenses related to the bi-annual turnaround at REMC. This compares to a net loss of $1.0 million, or $0.01 per share, for the comparable period in fiscal year 2009.
As of December 31, 2009, Rentech had cash and cash equivalents of $47.1 million on a consolidated basis.
Commenting on the first quarter results for fiscal year 2010, D. Hunt Ramsbottom, President and CEO of Rentech, stated, “First quarter results were in line with our expectations for a year that we expected to be weaker than fiscal 2009, which was a record year. However, we are pleased to have presold a significant portion of this year’s production and are securing spring presales near budgeted price levels. These factors, and the benefit of lower natural gas prices, have given us the confidence to project relatively strong EBITDA performance at REMC for the year in light of the economic environment.” Mr. Ramsbottom continued, “We continue to be pleased with the operational and financial value REMC brings to the Company. REMC’s recent $62.5 million debt financing will help us continue current stage development activities of our synthetic fuels and renewable power projects.”
Mr. Ramsbottom added, “We are also encouraged by the Administration’s recent initiatives to promote both renewable energy and clean coal. We believe our unique technologies and projects under development can benefit from incentives for both renewable and clean fossil energy projects.”
Conference Call with Management
The Company will hold its fiscal 2010 first quarter conference call on Wednesday, February 10, 2010 at 10:00 a.m. PST, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-670-1742 or 416-359-1271. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PST on February 10 through 12:00 p.m. PST on February 17. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21458481.
Rentech, Inc., 10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	For the Three Months
	Ended December 31,
	2009	2008
		(As Restated)
Total Revenues	$27,138	$50,768

Cost of Sales	28,290	37,046

Gross Profit (Loss)	(1,152)	13,722

Operating Expenses	11,390	11,760

Operating Income (Loss)	(12,542)	1,962

Total Other Expenses	(2,933)	(2,947)

Loss from Continuing Operations before Income Taxes	(15,475)	(985)

Income tax expense	—	14

Loss from Continuing Operations	(15,475)	(999)

Gain on sale of discontinued operations	4	11

Net income from discontinued operations	4	11

Net Loss	$(15,471)	$(988)

Basic and Diluted Net Loss per Common Share:
Continuing operations	$(0.07)	$(0.01)
Discontinued operations	0.00	0.00

Net Loss per Common Share	$(0.07)	$(0.01)

Weighted-Average Shares:
Basic and diluted	212,772	166,652

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is a presentation of “earnings before interest, taxes, depreciation and amortization.” Management believes that EBITDA (a non-GAAP measure) can be a useful indicator of the fundamental operating performance of REMC’s fertilizer production facility. Management believes that EBITDA can help investors evaluate REMC’s operating performance by eliminating the effect of non-cash expenses and non-operating expenses of interest, taxes and depreciation and amortization. We believe that our investors may use EBITDA as a measure of the operating performance of REMC’s business. We recommend that investors carefully review the GAAP financial information (including our statement of cash flows) included as part of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our earnings releases; compare GAAP financial information with the non-GAAP financial results disclosed in our quarterly earnings releases and investor calls, and read the computation below.
Fiscal Year 2010 REMC Consolidated EBITDA Projection ($ millions)

Operating Income, well in excess of	$20.0
Depreciation and Amortization	10.0

EBITDA, well in excess of	$30.0
About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company’s Rentech-SilvaGas biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for production of renewable fuels and power. Combining the gasification process with Rentech’s unique application of syngas conditioning and clean-up technology and the patented Rentech Process based on Fischer-Tropsch chemistry, Rentech offers an integrated solution for production of synthetic fuels from biomass. The Rentech Process can also convert syngas from fossil resources into ultra-clean synthetic jet and diesel fuels, specialty waxes and chemicals. Final product upgrading and acid gas removal technologies are provided under an alliance with UOP, a Honeywell company. Rentech develops projects and licenses these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, urea granule, and urea solution in the corn-belt region of the central United States. Rentech has been recognized by Biofuels Digest as one of the “50 Hottest Companies in Bio-energy” and has been named as one of the “Biofuels Digest Companies of the Year” for its recent innovations and achievements, particularly in aviation biofuels.
Safe Harbor Statement
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the demand and pricing for REMC’s products; the ability to execute on fiscal year 2010 budgeted activities without the need for additional financing, projected EBITDA performance at REMC; and the Company’s positioning and ability to take advantage of legislation benefitting renewable energy and clean coal technologies and projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
For more information
Please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.
10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799